Exhibit 99.1

CARDIONET APPOINTS ANTHONY J. CONTI

TO ITS BOARD OF DIRECTORS

CONSHOHOCKEN, Pa.—(BUSINESS WIRE)—May 10, 2012—CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today that Anthony J. Conti has joined the CardioNet Board of Directors and will serve as the Chairman of its Audit Committee. Mr. Conti is an esteemed leader whose illustrious career includes 37 years with Pricewaterhouse Coopers before his retirement in 2009.  Mr. Conti replaces Kirk Gorman, who will continue to serve as the Company’s Chairman of the Board.

“I am extremely pleased to announce the appointment of Anthony J. Conti to the CardioNet Board of Directors,” noted Joseph H. Capper, CEO of CardioNet, Inc.  “Mr. Conti’s superior leadership and financial expertise will serve as valuable assets to the CardioNet Board.  We look forward to his contribution as we continue to execute on our strategic initiatives.”

Mr. Conti joined Coopers and Lybrand in 1973, and served a wide range of industrial, technology, utility and health services clients.  Mr. Conti held a number of leadership roles with Coopers and Lybrand, and later with PricewaterhouseCoopers, after its merger with Price Waterhouse in 1998.  He presently serves as the Chairman of the Audit Committee for Ametek, Inc., an electronic instrument and electromechanical device company.

Mr. Conti’s professional merits are complemented by his strong commitment to serving his community.  Mr. Conti served as Chairman of the Board of the World Affairs Council of Philadelphia until December of 2011, and now serves as Chairman Emeritus.  He also served as a Member of the Board and Executive Committee of the United Way of Southeastern Pennsylvania.

Mr. Conti holds a Bachelors of Arts degree in Economics from St. Joseph’s University and a Masters of Business Administration from Temple University.

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient Telemetry™ (MCOT™).  More information can be found at http://www.cardionet.com.

Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in the Company’s future. These statements may be identified by words such as “expect,” “may,” “anticipate,” “possible,” “estimate,” “potential,” “intend,” “plan,” “believe,” “forecast,”

“promises” and other words and terms of similar meaning. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. For further details and a discussion of these and other risks and uncertainties, please see our public filings with the Securities and Exchange Commission, including our latest periodic reports on Form 10-K and 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

CardioNet, Inc.
Heather Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com